Exihibit 10.10

[FORM OF] EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into as of the last date signed (the "Effective Date") by and between Socket Communications, Inc., a Delaware corporation (the "Company"), and [Name of Executive] (the "Executive").

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to be employed by the company upon the terms and conditions set forth below.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Term of the Agreement. The Company hereby employs the Executive and the Executive hereby accepts employment with the Company under this Agreement commencing on the Effective Date and expiring on December 31, 2008 (the "Employment Period") subject, however, to prior termination as provided pursuant to paragraph 5 of this Agreement.

2. Duties and Obligations

a. The Executive shall report to, and follow the instructions and wishes of, the Company's Chief Executive Officer. [Substitute Chairman of the Board for Chief Executive Officer for the CEO].

b. The Executive agrees that to the best of his ability and experience, he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him pursuant to the express and implicit terms hereof.

3. Devotion of Entire time to the Company's Business

a. During the term of his employment, the Executive shall, during regular business hours, devote all of his attention, knowledge, skills, interests, and productive time to the business of the Company, and the Company shall be entitled to all of the benefits and profits arising from or incident to all work, services, and advice of the Executive.

b. During the term of his employment, the Executive shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is competitive in any manner whatsoever with the business of the Company.

4. Compensation and Benefits

a. Compensation and Benefits. During the term of this Agreement, the Company shall pay to the Executive a base annual salary not less than the base salary in effect on the Effective Date, payable in equal semi-monthly installments in accordance with the Company's payroll schedule; provided, however, that Executive's salary may be reduced to the extent the Company implements a salary reduction generally applicable to all executive officers of the Company. During the term of this Agreement, the Executive shall be eligible for salary and merit increases in his base salary as determined in the sole discretion of the Compensation Committee of the Company's Board of Directors.

b. Variable Compensation. During the term of this Agreement, the Executive is entitled to participate in the Company's Management Variable Incentive Compensation Plan according to its terms as set by the Compensation Committee of the Company's Board of Directors.

c. Insurance. The Executive shall be entitled to the prerequisites and benefits generally available to the other executive employees or their families through group insurance programs sponsored by the Company.

d. Paid Time Off. The Executive shall be entitled to accrue paid time off ("PTO") in accordance with the Company's PTO policy applicable to all employees. If the PTO accrual reaches the maximum PTO accrual, any PTO that would otherwise accrue for Executive will be paid to Executive on the next payroll date, less applicable tax withholding.

e. Savings Plan. The Executive shall be entitled to the prerequisites and benefits generally available to other executive employees through tax deferred savings, pension and similar programs when and if sponsored by the Company.

5. Termination of Employment

a. The Executive understands that either he or the Company may terminate the employment relationship between them at any time, for any reason, with or without Cause or notice. For purposes of this Agreement, "Cause" for termination of employment by the Company is defined as a determination in the sole discretion of the Company's Board of Directors of the occurrence of any of the following:

i. Gross misconduct or fraud by the Executive;

ii. Misappropriation of the Company's proprietary information by the Executive;

iii. Willful and continuing breach by the Executive of his duties under this Agreement after the Company has given notice to the Executive thereof and Executive has had 30 days in which to cure such breach.

b. If at any time during the Initial Employment Period, the Company terminates Executive's employment without Cause, as defined above, or in the event of a disability which causes the Executive to be terminated due to being unable to perform the essential functions of Executives duties with or without a reasonable accommodation, the Company shall provide to Executive each of the following in exchange for Executive's execution and non-revocation of a general release of claims satisfactory to the Company:

i. The Executive's regular base salary for a period of six (6) months, payable on normal company paydays during that six-month period (the "Period"). The Executive will be entitled to receive this payment regardless of whether or not he secures other employment during the Period.

ii. Reimbursement for the of COBRA premiums until the earlier of either: (a) such time as the Executive becomes eligible for the health insurance benefits provided by another employer; or (b) the expiration of the Period. The Executive understands and agrees that if he does not elect to continue his health insurance coverage pursuant to COBRA and the Company's policies and procedures for the implementation of COBRA, or does not pay COBRA premiums in accordance with the Company's policies and procedures for the implementation of COBRA, that Executive shall not be entitled to any continuation of health insurance. The Executive agrees that should he become eligible for health insurance benefits provided by another employer during the Period, he will immediately provide written notice of such event to the Company's Chief Executive Officer [for the CEO agreement, substitute Chairman of the Board of Directors for Chief Executive Officer].

iii. For the quarter in which the Executive is terminated, he will receive the full variable compensation amount, pursuant to the terms of the Management Variable Incentive Compensation Plan, to which he would otherwise have been entitled had he remained employed with the Company. For the quarter following the Executive's termination, he will receive one-half of the bonus amount, pursuant to the terms of the Management Variable Incentive Compensation Program, to which he would otherwise have been entitled had he remained employed with the Company. The Executive understands that, except for the payments described in the preceding sentences, he is not entitled to, nor will he receive, any further payout under the Management Variable Incentive Compensation Program. Within thirty (30) days of the date of the termination without Cause of the Executive's employment, and pursuant to mutual agreement between the Company and the Executive, the Executive may purchase at book value certain items of the Company property which were purchased by the Company for the use of the Executive, which may include a personal computer, cellular phone, and other similar items.

iv. Employee stock options granted to the Executive stop vesting as of the date of employment termination. The Executive shall have an extended exercise period for vested options equal to the greater of (aa) 25% of total time employed by the Company not to exceed one year, or (bb) 90 days. However, in no case shall the exercise period be extended beyond the expiration date of the grant. Additionally, the option may not be extended beyond the later to occur of (cc) the fifteenth day of the third month after the option exercise rights would have otherwise expired (typically 90 days), or (dd) the end of the calendar year during which the option exercise rights would have otherwise expired.

The Executive agrees that in the event he accepts employment directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, in any business that is competitive in any manner whatsoever with the business of the Company, the Company may discontinue any of the benefits set forth in paragraph 5(b) not payable as of the date of such employment. The Executive understands that in the event his employment is terminated for any reason, with or without Cause, after December 31, 2008, he is not entitled to receive any of the benefits set forth in paragraph 5(b).

c. In the event of the termination of this Agreement for any reason, at any time, with or without Cause, the Company agrees that it will pay to the Executive all his accrued but unused PTO.

d. In the event that following a Change in Control (as defined below), the Executive is asked to move his principal place of employment to a location 50 miles or more farther from Executive's then-current principal place of employment relative to his then-current residence, measured by road distance, the Executive may elect to resign his employment. If Executive elects to resign within one hundred twenty (120) days following such a Change of Control, the Executive will be entitled to receive all of the benefits set forth under paragraph 5(b) in exchange for the execution and nonrevocation of a general release of claims satisfactory to the Company. For purposes of this 5(d), Change in Control shall mean:

i. Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

ii. The consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

iii. The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

e. In the event that the Company alters the Executive's reporting structure at any time during the Employment Period so that the Executive does not report directly to the Chief Executive Officer [substitute Chairman of the Board for the CEO], the Executive may elect to resign his employment. If Executive elects to resign within one hundred twenty (120) days following such a change to his reporting structure, the Executive will be entitled to receive all of the benefits set forth under paragraph 5(b) in exchange for a general release of claims satisfactory to the Company. [This provision only applies to the contracts for the CEO, Executive VP and CFO]

6. Governing Law. This Agreement shall be interpreted, construed, governed, and enforced according to the laws of the State of Delaware.

7. Attorney's Fees. In the event of any arbitration or litigation concerning any controversy, claim, or dispute between the parties arising out of or relating to this Agreement or the breach or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expense, attorneys' fees, and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein. The "prevailing party" means the party determined by the arbitrator or court to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

8. Arbitration.

a. Executive and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in San Jose, California under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association as then in effect (the "Rules"). The parties shall be entitled to conduct discovery pursuant to the California Code of Civil Procedure. The arbitrator may regulate the timing and sequence of such discovery and shall decide any discovery disputes or controversies between the parties. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

b. The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

c. Unless otherwise provided for by law, the Company will pay for any administrative or hearing fees of such arbitration, except that Executive shall pay the first $125.00 of any filing fees associated with any arbitration Executive initiates.

d. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF HIS RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

9. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by Executive and an officer or member of the Compensation Committee of the Company's Board of Directors.

10. Code Section 409A. Notwithstanding the provisions of Section 9, this Agreement will be automatically amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Code Section 409A and any temporary, proposed or final Treasury Regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.

11. Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid or unenforceable, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

12. Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. The Executive shall not be entitled to assign any of his rights or obligations under this Agreement.

13. Entire Agreement. This Agreement and the Proprietary Information and Inventions Agreement signed by the Executive on joining the Company constitute the entire Agreement between the parties with respect to the employment of the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the latest date set forth below.

EXECUTIVE:	SOCKET COMMUNICATIONS, INC.:
_________________________________________	_________________________________________
[NAME]	[NAME]
[TITLE]	[TITLE]
_________________________________________	_________________________________________
Date Signed	Date Signed